Exhibit 99.2

Wako Logistics Group, Inc. Acquires Key Los Angeles Logistics Provider

Thursday October 6, 9:00 am ET

CHICAGO, Oct. 6 /Xinhua-PRNewswire-FirstCall/ -- Wako Logistics Group, Inc. (OTC Bulletin Board: WKOL - News) a global provider of integrated transport logistics services, announced today that on October 1st, it has acquired all of the issued and outstanding shares of Los Angeles based Asean Logistics, Inc ("ALI").

Founded in 1999, ALI provides freight forwarding and logistic services to clients primarily between Asia and the United States. ALI's revenues for its fiscal year ending June 2005 were approximately $4.1 million.

Stewart Brown, CEO of US operations stated, "The ALI acquisition supports our continuing growth in the Pacific trade lane. ALI is a well respected, high quality international logistics company, with substantial existing business, experienced personnel and a culture of world class customer support. We are pleased to add this key location to our US network."

Christopher Wood, CEO of WLG, remarked ''The goal for WLG is to develop into a truly global provider of Logistics Services in strategic locations, allowing it to provide a full range of services to both local and international customers. With our recent acquisition in Chicago and the benefits from the grant of our CEPA license in Beijing, Guangzhou and Shanghai, Los Angeles will allow us to offer our customers with total end-to-end supply chain solutions."

Wood further added, ''With Los Angeles being our premier gateway to North America, our multinational clients demanded that we expand in this region. We feel very fortunate that we're able to acquire ALI, which in only a few short years has gained the reputation as being an excellent provider of freight forwarding services for the Pacific routes.

About the Wako Logistics Group

Wako Logistics Group is a non-asset based third-party logistics and freight transportation provider offering a broad array of logistics and other services through its subsidiaries and divisions. With over three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services in Asia, Australia and North America. Additional information on Wako Logistics Group, Inc is available on the Internet at http://www.wakogroup.com/ .

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

For More Information:

Rick Oravec
Tel: +1-212-924-3548